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                                                                   Exhibit 10.12

                                LICENSE AGREEMENT



THIS LICENSE AGREEMENT (the "Agreement"), executed as of _March 1, 1999 (the "Effective Date"), is between MATRIX Telecom, Inc. a Texas corporation ("Licensee"), and Electronic Data Systems Corporation, a Delaware corporation ("EDS").

                                ARTICLE I - GRANT

1.1 GRANT OF LICENSE TO THE LICENSED PROGRAMS. Subject to the terms and conditions set forth in this Agreement, EDS grants to Licensee a non-exclusive, non-transferable license:

            (a) to use as provided in this ARTICLE I on the equipment designated by type, model and serial number in SCHEDULE 1.1 (the "Designated Equipment") and at the location designated in SCHEDULE
            1.1 (the "Designated Location") one copy, in object code form, of EDS' proprietary computer software programs more specifically described in SCHEDULE 1.1 (such programs, including all new releases thereof and modifications thereto which are provided to Licensee under this Agreement, are referred to herein as the "Licensed Programs"); and

            (b) to use as provided in this ARTICLE I the documentation relating to the Licensed Programs, including user manuals, narrative descriptions, output reports, training materials and technical manuals setting forth specifications for the Licensed Programs, including all new releases thereof and modifications made thereto which are provided to Licensee under this Agreement (collectively, the "Documentation"). Such right of use will include Licensee's reproduction of that number of copies of the Documentation reasonably required in Licensee's operations.

1.2 DELIVERY AND TERM. EDS will deliver to Licensee the Licensed Programs and the Documentation at the Designated Location on or before June 1, 1999 or such other date agreed to by the parties in writing. The term of this License will begin on the earlier of (a) the date EDS completes installation of the Licensed Programs and furnishes Licensee written notification of such completion, or (b) the date the Licensed Programs first processes Licensee's Billable Messages to Licensee's reasonable satisfaction (the "Installation Date"), and will continue for sixty (60) months (the "License Term") unless earlier terminated pursuant to Article
      VII. For purposes of this Agreement, a "Billable Message" means records of those mutually agreed upon and legally permitted (i) telephone calls originated by end-users through Licensee, or (ii) other services provided by Licensee to Licensee's end-users. The original License Term will automatically extend for successive one-year periods thereafter unless either party notifies the other at least ninety days prior to the end of the



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      original License Term or prior to the end of any such one-year extension period, as the case may be, that this Agreement will not be so extended.

1.3 OWNERSHIP. For purposes of Section 117 of the Copyright Act of 1976, as amended, and for all other purposes, EDS will be considered the owner of the Licensed Programs, the Documentation and any copies thereof and of all copyright, trade secret, patent and other intellectual or industrial property rights contained or evidenced therein. Physical copies of the Licensed Programs (in diskette, tape or other form provided by EDS) and the Documentation will remain the property of EDS, and all such copies will be deemed to be on loan to Licensee during the License Term.

1.4 RESTRICTIONS ON USE. Licensee will comply with the provisions set forth in this SECTION 1.4 during the License Term.

      (a) The Licensed Programs and the Documentation will be utilized only for the internal data processing requirements of Licensee and only as specified in the Documentation.

      (b) The Licensed Programs and the Documentation will be utilized (i) only by Licensee employees and/or Licensee agents who are directly involved in the use and operation of the Licensed Programs and who are bound by written agreement to comply with the confidentiality obligations set forth in this Agreement, and (ii) only on the Designated Equipment at the Designated Location. EDS reserves the right to prohibit such utilization by specific individuals to whom EDS has reasonable objection.

      (c) With thirty days prior written notification to EDS, Licensee may change the Designated Location or the composition or configuration of the Designated Equipment (including the manufacturer, description, model number or serial number of the Designated Equipment) during the License Term.

      (d) Licensee may transfer its use of the Licensed Programs to a backup system on a temporary basis for disaster recovery purposes. ARTICLES II and III will not apply to any such temporary backup system usage of the Licensed Programs. If the usage of the backup system must exceed a reasonable temporary period, the backup system will be considered the new Designated Equipment and the location of the backup system will be considered the new Designated Location, and Licensee will give EDS written notification thereof.

      (e) Licensee may not cause or permit disclosure, display, loan, publication, transfer of possession (whether by sale, exchange, gift, operation of law or otherwise), sublicensing or other dissemination of the Licensed Programs or the Documentation, in whole or in part, to any third party without the prior written consent of EDS.


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      (f)   Licensee will not, and will not permit any other person under
            Licensee's control to, disassemble, decompile, reverse engineer or otherwise recreate or modify the Licensed Programs. Licensee will not, and will not permit any other person under Licensee's control to, copy or reproduce the Licensed Programs or the Documentation, except as may be necessary for backup and disaster recovery purposes as specified in SECTION 1.4(D).

      (g) Licensee will not alter or remove any copyright, trade secret, patent, proprietary and/or other legal notices contained on or in any EDS provided copies of the Licensed Programs or the Documentation. Licensee will include on or in all copies authorized hereunder of the Licensed Programs and the Documentation designation(s) that EDS may reasonably require to indicate that such material is the proprietary property of EDS.

      (h) The Licensed Programs and the Documentation are being disclosed by EDS to Licensee in confidence. Licensee will implement and maintain precautions, no less rigorous than those Licensee uses to protect its own confidential information, to safeguard the Licensed Programs and the Documentation so that no unauthorized persons have access to the Licensed Programs or the Documentation and that no persons authorized to have such access will take any action which would violate the confidentiality obligations set forth in this Agreement if such action were taken by Licensee. Licensee will promptly report to EDS any violation of such confidentiality obligations. Licensee will, at its expense, take such steps as EDS may reasonably request to remedy any such violation, including retrieving any portion of the Licensed Programs or the Documentation that is being used or otherwise possessed in breach of this Agreement, and will pay or reimburse EDS for all reasonable expenses that EDS incurs which are related to the remedy of any such violation.

      (i) In using or possessing the Licensed Programs and the Documentation, Licensee will not, by any action or inaction, violate laws or regulations promulgated by governmental or quasi-governmental authorities or cause EDS or its affiliates to violate any such laws or regulations.

1.5 INJUNCTIVE RELIEF. Licensee acknowledges and agrees that the Licensed Programs and the Documentation are the valuable property and trade secrets of EDS, that any violation by Licensee of the confidentiality obligations set forth in this Agreement would cause EDS irreparable injury for which they would have no adequate remedy at law, and that, in addition to any other remedies which EDS may have, it will be entitled to preliminary and other injunctive relief against any such violation.

1.6 VERIFICATION. EDS may conduct, at EDS' expense, an investigation to determine Licensee's compliance with the terms of this Agreement. No more often than twice each year during the License Term, with reasonable notice to Licensee, EDS or its designated representative


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      may have access to the Designated Location, the Designated Equipment and
      any records (in whatever form) related to this Agreement and Licensee's use of the Licensed Programs and the Documentation. Licensee will cooperate with EDS in any such investigation and, in particular, will take all commercially reasonable actions to assist EDS in accurately determining Licensee's compliance with the terms of this Agreement.


         ARTICLE II - INSTALLATION, TRAINING, MAINTENANCE AND ADDITIONAL
                                    SERVICES

2.1 INSTALLATION ASSISTANCE. EDS will provide to Licensee installation assistance at EDS' then current time and material rates as Additional Services in accordance with SECTION 2.4; provided, however, that EDS will be relieved of its obligation to provide installation assistance unless and until Licensee has fulfilled its obligation to acquire and install required hardware and software pursuant to SECTIONS 5.2 and 5.3. EDS estimates such assistance to take 1,600 hours.

2.2 TRAINING. EDS will provide to Licensee training with respect to the use and operation of the Licensed Programs at EDS' then current time and material rates as Additional Services in accordance with SECTION 2.4. EDS estimates such training to take 40 hours.

2.3   MAINTENANCE.

      (a) MAINTENANCE SERVICES. During the License Term, EDS will promptly repair or replace the then current release of the Licensed Programs if it is not performing in accordance with applicable Documentation in all material respects upon receiving notice of the nonperformance from Licensee as described below. The methods and techniques for resolving nonperformance will be at the reasonable discretion of EDS. If the Designated Equipment can be accessed remotely through dial-up capability or otherwise, Licensee will make such remote access capability available to EDS for use in performing maintenance services. EDS will have no obligation to repair or replace the Licensed Programs if the nonperformance is caused by computer equipment malfunction, Licensee's negligence or fault, Licensee's failure to follow instructions as set forth in the applicable Documentation, improper or unauthorized use of the Licensed Programs, hardware changes, changes in any software not provided by EDS or any other cause beyond the control of EDS; provided, however, that EDS will provide Licensee with assistance in resolving any nonperformance resulting from such causes as Additional Services pursuant to SECTION 2.4. As part of the maintenance to be provided by EDS, EDS also will support, in the manner described in this
            SECTION 2.3, one major release (such major releases to be made no more frequently than semi-annually) of the Licensed Programs previous to the then current major release of the Licensed Programs in anticipation of Licensee eventually using the then current release. Upgrades to a release will always be to the most recent release. EDS may provide maintenance


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            services for releases of the Licensed Programs older than those described in the preceding sentence in accordance with SECTION
            2.4 hereof, however Licensee will continue to be subject to the maintenance service fees specified in SECTION 4.2.

      (b) NOTICE; REMEDY. To obtain the maintenance services described above, Licensee must provide EDS with the following: (i) notice of the operating problem; (ii) a detailed description of the failure to perform in accordance with the applicable Documentation in all material respects; (iii) a detailed description of the operating conditions, including the specific hardware/software configuration, under which such failure to perform occurred; and (iv), if applicable, a representative sample of inputs and outputs for replicating and analyzing such failure to perform. If, after using commercially reasonable efforts to repair or replace the then current release of the Licensed Programs so that it performs in accordance with the Documentation in all material respects, EDS is unable to make such repairs or replacement, Licensee's sole remedy will be the refund of the maintenance service fees paid to EDS by Licensee for the twelve months immediately preceding EDS' determination that it is unable to so repair or replace, and this Agreement will terminate either, at Licensee's discretion, (i) in its entirety, or (ii) as it pertains to the nonoperable module(s) with an appropriate reduction in maintenance service fees, as applicable. Such choice by Licensee will be made within sixty (60) days of the determination that EDS is unable to so repair or replace.

      (c) NEW RELEASES. From time to time, EDS may, in its sole discretion, make updates, improvements or changes to the Licensed Programs in separate releases to the Licensed Programs which are designed to enhance the functionality of the Licensed Programs; provided, however, that EDS has no obligation to make any such updates, improvements or changes. During the License Term and at no additional charge, EDS will make all new releases available to Licensee which are generally made available by EDS at no additional charge to other licensees of the Licensed Programs. During the License Term, any data conversions or site specific code developed by EDS for Licensee that require retrofitting to any new releases to the Licensed Programs will be provided by EDS as Additional Services pursuant to SECTION 2.4.

2.4 ADDITIONAL SERVICES. Licensee may from time to time request that EDS provide support or services which are beyond the scope or amount of support or services required of EDS under this Agreement ("Additional Services"). EDS will provide to Licensee such Additional Services for which the parties have reached a written agreement regarding (a) the nature and scope of the Additional Services, (b) the time period during which EDS will provide the Additional Services, and (c) the basis upon which EDS will be compensated therefor based upon commercially reasonable rates. Any developments, improvements, modifications, additions or enhancements made by or for EDS to the Licensed Programs will be and will remain solely EDS' property. New software developed or created by EDS


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      pursuant to this Agreement will be and will remain solely EDS' property unless the parties otherwise agree in writing prior to such development or creation being undertaken.

                             ARTICLE III - WARRANTY

3.1 RIGHTS IN LICENSED PROGRAMS. EDS warrants that it has all right, title, ownership interest, marketing and/or sublicensing rights necessary to grant the rights and license to Licensee set forth herein.

3.2 NONPERFORMANCE OF LICENSED PROGRAMS. EDS warrants that on the Installation Date the Licensed Programs will be capable of performing in accordance with the Documentation in all material respects. EDS will resolve any failure of the Licensed Programs to perform in compliance with the Documentation in all material respects in accordance with the terms and conditions set forth in SECTION 2.3.

3.3 YEAR 2000. EDS represents that, when installed, the Licensed Programs will be Year 2000 Compliant and that the Maintenance Services as specified in
      SECTION 2.3 will include any updates, modifications or enhancements necessary so that the Licensed Programs will continue to be Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means that the Licensed Programs (i) will operate and produce data on and after January 1, 2000 (including taking into effect that such year is a leap year), accurately and without delay, interruption or error relating to the fact that the time at which and the date on which the Licensed Programs is operating is on or after 12:00 a.m. on January 1, 2000 (including taking into effect that such year is a leap year), or (ii) will accept, calculate, process, maintain, write and output, accurately and without delay, interruption or error, all times or dates, or both, whether before, on or after 12:00 a.m. on January 1, 2000 (including taking into effect that such year is a leap year), and any time periods determined or to be determined based on any such times or dates, or both. EDS will not be responsible or penalized for any adverse impact on Licensee, services performed hereunder or any service levels resulting from any software, systems, hardware and related equipment, data, interfaces or processes of Licensee or any third party not being Year 2000 compliant or from any inaccuracies, delays, interruptions or errors as a result of receiving data in two digit year date or other formats that are not Year 2000 Compliant from other software, systems, hardware and related equipment, interfaces or processes or from third parties.

3.4 DISCLAIMER. EDS does not warrant that the functions contained in the Licensed Programs will meet Licensee's requirements or, except as otherwise specified in this ARTICLE III, that the operation of the Licensed Programs will be uninterrupted or error free. Further, EDS will have no responsibility with respect to the accuracy of Licensee's data files. The remedy of Licensee under SECTION 2.3 is exclusive, and EDS' liability for all matters relating to this ARTICLE III will be limited as provided herein. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE III, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO LICENSEE OR TO ANY OTHER


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      PERSON, INCLUDING ANY WARRANTIES REGARDING TITLE, THE MERCHANTABILITY,
      SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY PREVIOUS COURSE OF DEALINGS BETWEEN THE PARTIES OR CUSTOM OR USAGE OF TRADE) OF ANY SERVICES, SOFTWARE OR MATERIALS PROVIDED UNDER THIS AGREEMENT.


                          ARTICLE IV - PAYMENTS TO EDS

4.1 LICENSE FEE. There will be no license fee payable by Licensee to EDS hereunder.

4.2   MAINTENANCE SERVICE FEE: For the maintenance services provided pursuant to
      Section 2.3, Licensee will pay to EDS monthly maintenance fees as follows: from the Installation Date through December 31, 1999, $15,000.00; for 2000, $18,000.00; for 2001, $20,700.00; for 2002, $23,805.00; after 2002
      EDS may increase such monthly maintenance fee on an annual basis, but in an incremental amount not to exceed fifteen percent (15%). The foregoing notwithstanding, in the event that Licensee's monthly processing of Billable Messages exceed 150,000,000, EDS reserves the right to renegotiate subsequent annual maintenance fees.

4.3 OUT-OF-POCKET EXPENSES. Licensee will pay, or reimburse EDS for, all actual out-of-pocket costs and expenses incurred by EDS in connection with EDS' performance of its obligations under this Agreement with the prior written approval of Licensee, including the travel, meals and lodging expenses incurred by EDS personnel performing the installation assistance, training, maintenance services and any Additional Services hereunder.

4.4 TIME FOR PAYMENT. Except as otherwise expressly provided herein, any amount due EDS pursuant to this Agreement will be due and payable by Licensee within thirty days after the date of an invoice from EDS. Any amount owing to EDS pursuant to this Agreement that is not paid when due and payable will thereafter bear interest until paid at a rate of interest equal to four percent per annum more than the prime rate established from time to time by Citibank, N.A. in New York, New York; provided, however, that in no event will such interest rate exceed the maximum rate of interest allowed by applicable law.

4.5 TAXES. There will be added to any charges under this Agreement, or separately billed, and Licensee will either pay to EDS, or reimburse EDS for the payment of, any taxes, assessments, duties, permits, fees and other charges of any kind, however designated, assessed, charged or levied, with respect to or measured by (a) charges under this Agreement,
      (b) this Agreement, or (c) the services, software, equipment, materials or other property (tangible or intangible), or the use thereof or the resources used therefor, that are provided under this Agreement. Taxes payable under this Agreement include state and local sales taxes, use taxes, property taxes, telecommunications taxes, privilege taxes, excise taxes (including federal excise taxes), value added taxes and any taxes or amounts in lieu thereof paid or payable by EDS in respect of the foregoing, exclusive however, of taxes based on



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      the net income of EDS. EDS and Licensee will cooperate to minimize and properly calculate any applicable taxes, and in connection therewith, Licensee will provide EDS any resale certificates, information regarding out-of-state use of materials, services or sales or other exemption certificates or information reasonably requested by EDS. EDS will have sole control over the response to and settlement of any claims for taxes that may be asserted by applicable taxing authorities. Licensee will be entitled to any refunds or rebates of taxes granted to the extent such refunds or rebates are of taxes that were paid by Licensee.



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                     ARTICLE V - OTHER LICENSEE OBLIGATIONS

5.1 SELECTION, USE AND RESULTS. Licensee accepts responsibility, financial and otherwise, for (i) the selection of the Licensed Programs to achieve the desired results, (ii) the installation of the Licensed Programs (with assistance from EDS as provided in SECTION 2.1), (iii) the use of the Licensed Programs, and (iv) the results obtained from the Licensed Programs. The foregoing will in no way limit warranties made by EDS in
      ARTICLE III.

5.2 Q-TEL 9000 SOFTWARE. Licensee will, at its expense, (i) acquire a license from United Communication Group for the Q-TEL 9000 software, (ii) install or cause to be installed such software prior to delivery of the Licensed Programs , and (iii) thereafter arrange for the maintenance of such software during the License Term or any extensions thereof.

5.3 OPERATING ENVIRONMENT. Licensee will, at its expense, (i) acquire hardware and associated operating system software specified by EDS to support the Licensed Programs, (ii) install or cause to be installed such hardware and software prior to the delivery of the Licensed Programs, and (iii) thereafter arrange for any required maintenance for such hardware and software during the License Term or any extensions thereof.

5.4 LICENSEE REPRESENTATIVE. Licensee will designate an officer or employee of Licensee (the "Licensee Representative") who will be authorized to act generally as the primary point of contact for EDS in dealing with Licensee with respect to the Licensed Programs and any services performed hereunder. If Licensee fails to expressly designate a Licensee Representative, the principal executive officer of Licensee will be the Licensee Representative. The Licensee Representative will be responsible for directing, insofar as EDS is concerned, all activities of Licensee affecting the provision by EDS of the Licensed Programs and related services, including working with EDS to establish Licensee's priorities for any services to be performed hereunder.

5.5 RELIANCE ON INSTRUCTIONS. In performing its obligations under this Agreement, EDS will be entitled to rely upon any routine instructions, authorizations, approvals or other information provided to EDS by the Licensee Representative or, as to areas of competency specifically identified by the Licensee Representative, by any other Licensee personnel identified by the Licensee Representative, from time to time, as having authority to provide the same on behalf of Licensee in such person's area of competency. Unless EDS knew of any error, incorrectness or inaccuracy in such instructions, authorizations, approvals or other information, EDS will incur no liability or responsibility of any kind in relying on or complying with any such instructions, authorizations, approvals or other information.

5.6 PRIORITIES AND COOPERATION. Licensee will cooperate with EDS in good faith in the performance of Licensee's activities contemplated by this Agreement through, but not limited to, (a) establishing priorities for the services to be provided to Licensee, and (b) making available, as reasonably requested by EDS, such information, facilities, management


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      decisions, approvals, authorizations and acceptances so that EDS'
      provision of the Licensed Programs and related services may be accomplished in a proper, timely and efficient manner.

5.7 FACILITIES. Licensee will, at no cost to EDS, provide EDS personnel or agents who are performing implementation, training or Additional Services on-site at Licensee's facilities the following items or services to the extent reasonably required for EDS to effectively provide such services or Additional Services hereunder: space, office furnishings, janitorial service, parking, computer hardware, computer software, voice communication services, data communication services, utilities (including heat and air conditioning), office-related equipment (such as telephones, file cabinets and desks), supplies, duplicating and facsimile equipment, training facilities and premises security services.

5.8 OTHER FINANCIAL OBLIGATIONS. In addition to any other financial responsibilities of Licensee contemplated by this Agreement, Licensee will pay all costs and expenses related to each item that is to be provided by Licensee pursuant to this Agreement and for which the financial responsibility has not been expressly assigned to EDS.

5.9 LICENSEE SPECIFIC SOFTWARE MODIFICATIONS. The parties acknowledge and agree that Licensee will be responsible for (i) any retrofitting, recoding, reengineering and ongoing maintenance of any and all Licensee specific software modifications existing as of the Effective Date of this Agreement as well as any such modifications made by Licensee subsequent to the Effective Date of this Agreement, and (ii) any and all modifications required to make such Licensee specific software modifications Year 2000 Compliant. Such modifications and retrofitting, recoding and reengineering thereof will be done in such a way so as not to affect or impact the source code or operations of the Licensed Programs.


                            ARTICLE VI - ARBITRATION

6.1 DISPUTE ESCALATION. In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement) (a "Dispute"), then upon the written request of either party, each of the parties will appoint a designated senior business executive whose task it will be to meet for the purpose of endeavoring to resolve the Dispute. The designated executives will meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. Such executives will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the designated executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. No formal proceedings for the resolution of the Dispute under SECTION 6.2 may be commenced until the earlier to occur of (a) a good


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      faith conclusion by the designated executives that amicable resolution through continued negotiation of the matter in issue does not appear likely, or (b) the fifteenth day after the initial request to negotiate the Dispute.

6.2 ARBITRATION. Any Dispute that the parties are unable to resolve through escalation pursuant to SECTION 6.1 will be submitted to arbitration in accordance with the following procedures:

      (a) DEMAND FOR ARBITRATION; LOCATION. Either party may demand arbitration by giving the party written notice to such effect, which notice will describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party's request for relief and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by that party. The arbitration will be held before one neutral arbitrator in Plano, Texas if the proceedings are initiated by Licensee and in Fort Worth, Texas if the proceedings are initiated by EDS.

      (b) IDENTIFICATION OF ARBITRATOR. Within thirty days after the other party's receipt of such demand, the parties will mutually determine who the arbitrator will be. If the parties are unable to agree on the arbitrator within that time period, the arbitrator will be selected by the American Arbitration Association ("AAA"). In any event, the arbitrator will have a background in, and knowledge of, the information technology services industry and will be an appropriate person based on the nature of the Dispute. If a person with such industry experience is not available, the arbitrator will be chosen from the large and complex case panel or, if an appropriate person is not available from such panel, the retired federal judges pool.

      (c) CONDUCT OF ARBITRATION. The arbitration will be governed by the Commercial Arbitration Rules of the AAA, except as expressly provided in this SECTION 6.2 However, the arbitration will be administered by any organization mutually agreed to in writing by the parties. If the parties are unable to agree on the organization to administer the arbitration, it will be administered by the AAA. Pending the arbitrator's determination of the merits of the Dispute, either party may apply to any court of competent jurisdiction to seek injunctive or other extraordinary relief.

      (d) SCOPE OF DISCOVERY. Discovery will be limited to the request for and production of documents, depositions and interrogatories. Interrogatories will be allowed only as follows: a party may request the other party to identify by name, last known address and telephone number (i) all persons having knowledge of facts relevant to the Dispute and a brief description of that person's knowledge,
            (ii) any experts who may be called as an expert witness, the subject matter about which the expert is expected to testify, the mental impressions and opinions held by the expert and the facts known by the expert (regardless of when the factual information was acquired) which relate to or form the basis for the mental impressions and opinions held by the expert, and (iii) any experts who have been used for consultation, but who are not expected to be called as an expert witness, if such consulting expert's opinions or


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            impressions have been reviewed by an expert witness. All discovery will be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the parties cannot agree will be submitted to the arbitrator for determination.

      (e) AUTHORITY OF ARBITRATOR. In rendering an award, the arbitrator will determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas. The arbitrator will not have authority to award damages in excess of the amount or other than the types allowed by SECTION 8.2 and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

      (f) JOINDER OF PARTIES. Each of EDS and Licensee agree that it will use commercially reasonable efforts to join (and will allow the other party to join) any third party that the parties have agreed is indispensable to the arbitration. If any such third party does not agree to be joined, the arbitration will proceed nonetheless.

      (g) AWARD. The decision of, and award rendered by, the arbitrator will be final and binding on the parties. Upon the request of a party, the arbitrator's award will include written findings of fact and conclusions of law. Judgment on the award may be entered in and enforced by any court of competent jurisdiction. Each party will bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

6.3 EXCLUSIVE REMEDY. Other than those matters involving injunctive or other extraordinary relief or any action necessary to enforce the award of the arbitrator, the parties agree that the provisions of this ARTICLE VI are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the provision of the Licensed Programs or related services by EDS. Nothing in this ARTICLE VI prevents the parties from exercising their rights to terminate this Agreement in accordance with ARTICLE VII.

6.4 CONTINUED PERFORMANCE. Unless (a) EDS has commenced a proceeding or has presented a claim pursuant to this ARTICLE VI for nonpayment by Licensee of amounts due under this Agreement, or (b) this Agreement has been terminated in accordance with ARTICLE VII, EDS will continue to provide services during any mediation or arbitration proceedings commenced pursuant to this ARTICLE VI and Licensee will continue to perform its obligations (including the making of payments to EDS) in accordance with this Agreement.

                            ARTICLE VII - TERMINATION

7.1 TERMINATION FOR CAUSE. Subject to SECTION 9.12, if either party materially defaults in the performance of any of its duties or obligations under this Agreement (excluding a default in payments to be made to EDS, which will be governed by SECTION 7.2), which default is not substantially cured within fifteen days after written notice is given to the defaulting party specifying the default, or, with respect to those defaults that cannot reasonably be cured within fifteen days, if the defaulting party fails to proceed within fifteen days to commence curing said default and thereafter to proceed with all reasonable diligence substantially to cure the same, then the non-defaulting party may, by giving written notice thereof to the defaulting party, terminate this Agreement as of the date of receipt by the defaulting party of such notice or as of a future date specified in such notice of termination.

7.2 TERMINATION FOR NONPAYMENT. If Licensee defaults in the payment when due of any amount due to EDS pursuant to this Agreement and does not cure such default within fifteen days after being given written notice of such default, then EDS may, by giving written notice thereof to Licensee, terminate this Agreement as of the date of receipt by Licensee of such notice or as of a future date specified in such notice of termination.

7.3 TERMINATION FOR BANKRUPTCY AND RELATED EVENTS. Subject to Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension or readjustment of all or substantially of its obligations, then the other party may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination.

7.4 TERMINATION FOR REGULATORY EVENT. Either party may terminate this Agreement if any statute, rule, regulation, interpretation, judgment, order or injunction will have been enacted, enforced, promulgated, amended, issued or deemed applicable to (a) either party or any of its affiliates or (b) this Agreement or the transactions contemplated by this Agreement, by any Governmental Authority that renders illegal, or materially inhibits the performance of this Agreement by EDS. To terminate this Agreement pursuant to this SECTION 7.4, the party seeking such termination will give written notice thereof to the other party at least thirty days prior to the date on which such party desires to terminate this Agreement.

7.5 Termination by Licensee Without Cause. At any time after the third anniversary of the Installation Date, Licensee may terminate this Agreement for any reason or no reason upon (i) ninety days prior written notice to EDS, and (ii) payment of fifty percent (50%) of the maintenance fees that would have been payable to EDS pursuant to Section 4.2 during the twelve month period immediately following the effective date of such termination.

7.6 RIGHTS UPON TERMINATION. Upon expiration or termination of the License Term for any reason, then, in addition to any other rights which either party may have, Licensee will promptly return to EDS all copies of the Licensed Programs and the Documentation in Licensee's possession and completely erase the Licensed Programs and all elements thereof from the Designated Equipment and any other Licensee computer system, and upon EDS' request, will execute and deliver to EDS a written certification that Licensee has complied with the provisions of this SECTION 7.6 and no longer retains any material relating to the Licensed Programs or the Documentation. In addition, Licensee will pay EDS for all services provided and expenses incurred through the date of such expiration or termination. Upon expiration or termination of this Agreement, Licensee will retain all Licensee's data. The expiration or termination of the License Term for any reason will not release either party from any liabilities or obligations set forth herein which (a) the parties have expressly agreed will survive any such expiration or termination, or (b) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination. Should Licensee require access to the Licensed Programs post termination, EDS agrees to provide such access in good faith upon terms consistent with the terms of this Agreement; provided, however, that such commitment by EDS to provide such post termination access will is conditioned upon EDS' commercially reasonable capability to do so.


             ARTICLE VIII - INDEMNIFICATION, REMEDIES AND LIABILITY

8.1   INDEMNITIES.

      (a)   CLAIMS RELATING TO PERSONAL INJURY AND PROPERTY DAMAGE.

            (i) GENERAL. EDS and Licensee each will be responsible for any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Losses"), to their respective tangible personal or real property (whether owned or leased), and each party agrees to look only to its own insuring arrangements (if any) with respect to such Losses. EDS and Licensee each will be responsible for Losses for the death of or personal injury to any person (including any employee of either party) and Losses for damages to any third party's tangible personal or real property (whether owned or leased), in accordance with the law of the jurisdiction in which such Loss is alleged to have occurred. Subject to SECTIONS 8.1(D) and 8.2, each party will indemnify and defend the other party and hold the other party harmless from any and all Losses arising out of, under or in connection with claims for which the indemnitor is responsible under the preceding sentence.

            (ii) WAIVER OF SUBROGATION. EDS and Licensee waive all rights to recover against each other for any Losses to their respective tangible personal property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions. EDS and Licensee will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each party. Each party will give the other written notice if a waiver of subrogation is unobtainable or obtainable only at additional expense. If the party receiving such notice agrees to reimburse the other party for such additional expense, the other party will obtain such waiver of subrogation. If a waiver is unobtainable or if a party elects not to pay the additional expense of a waiver, then neither party nor their insurers will waive such subrogation rights.

      (b)   INFRINGEMENT CLAIMS.

            (i) GENERAL. Subject to SECTIONS 8.1(D) and 8.2 and the limitations set forth below in this SECTION 8.1(B), EDS and Licensee each agree to defend the other party against any action to the extent that such action is based upon a claim that the software (other than third party software) or confidential information provided by the indemnitor, or any part thereof, (i) infringes a copyright perfected under United States statute, (ii) infringes a patent granted under United States law, or (iii) constitutes an unlawful disclosure, use or misappropriation of another party's trade secret. The indemnitor will bear the expense of such defense and pay any damages and attorneys' fees that are attributable to such claim finally awarded by a court of competent jurisdiction.

            (ii) EXCLUSIONS. Neither EDS nor Licensee will be liable to the other for claims of indirect or contributory infringement. In particular, the indemnitor will have no liability to the indemnitee hereunder if any claim of infringement is based upon the use of software provided by the indemnitor hereunder in a manner for which the software was not designed. Also, the indemnitor will have no liability if the indemnitee modifies any software provided by the indemnitor hereunder and such infringement would not have occurred but for such modification, or uses the software in the practice of a patented process and there would be no infringement in the absence of such practice, or such claim arises out of the indemnitor's compliance with specifications provided by the indemnitee and such infringement would not have occurred but for such compliance.

            (iii) ADDITIONAL REMEDY. If software or confidential information becomes the subject of a claim under this SECTION 8.1(B), or in the indemnitor's opinion is likely to become the subject of such a claim, then, in addition to defending the claim and paying any damages and attorneys' fees as required above in this SECTION 8.1(B), the indemnitor will either (A) replace or modify the software or confidential information to make it noninfringing or cure any claimed misuse of another's trade secret, or (B) procure for the indemnitee the right to continue using the software or confidential information pursuant to this Agreement. Any costs associated with implementing either of the above alternatives will be borne by the indemnitor but will be subject to SECTION 8.2. If neither option is available to the indemnitor through the use of reasonable, diligent efforts, (x) the indemnitee will return such software or confidential information to the indemnitor and (y) if requested by the indemnitee in good faith, the Parties will negotiate, pursuant to ARTICLE VI but subject to SECTION 8.2, to reach a written agreement on what, if any, monetary damages (in addition to the indemnitor's obligation to defend the claim and pay any damages and attorneys' fees as required above in this SECTION 8.1(B) are reasonably owed by the indemnitor to the indemnitee as a result of the indemnitee no longer having use of such software or confidential information.

      (c) THIRD PARTY INDEMNIFICATION OF EDS. Without limiting EDS' liability to Licensee under this Agreement, each of the parties acknowledge that by entering into and performing its obligations under this Agreement EDS will not assume and should not be exposed to the business and operational risks associated with Licensee's business, and Licensee therefore agrees, subject to SECTIONS 8.1(D), to indemnify and defend EDS and hold EDS harmless from any and all third party Losses arising out of the conduct of Licensee's business.

      (d)   PROCEDURES. The indemnification obligations set forth in this
            SECTION 8.1 will not apply unless the party claiming indemnification
            (i) notifies the other promptly in writing of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, however, that the failure to so notify will only relieve the indemnitor of its obligations under this SECTION 8.1 if and to the extent that the indemnitor is actually prejudiced thereby; and (ii) gives the other party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; provided, however, that the indemnitee will have the right to (i) participate in any legal proceeding to contest and defend a claim for indemnification involving a third party, (ii) to be represented by legal counsel of its choosing, and (iii) be party to any settlement agreement of such a claim, all at the indemnitee's cost and expense. However, if the indemnitor fails to promptly assume the defense of the claim, the party entitled to indemnification may assume the defense at the indemnitor's cost and expense.

      (e) The indemnitor will not be responsible for any settlement or compromise made without its consent, unless the indemnitee has tendered notice and the indemnitor has then refused to assume and defend the claim and it is later determined that the indemnitor was liable to assume and defend the claim. The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

8.2   LIABILITY.

      (a) GENERAL LIMITATION. EDS' liability for all damages arising out of or related to this Agreement, regardless of the form of action that imposes liability, whether in contract, equity, negligence, intended conduct, tort or otherwise, will be limited to and will not exceed, in the aggregate for all claims, actions and causes of action of every kind and nature, an amount equal to the total amounts paid by Licensee to EDS in the twelve months immediately preceding the event giving rise to such damages, then divided by twelve, and then multiplied by three.

      (b) EXCLUSIONS. Except for EDS' loss of income or profits related to Licensee's breach of the provisions of SECTION 1.4, in no event will the measure of damages payable by a party include, nor will either party be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any party, including third parties, even if such party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

      (c)   EXCEPTIONS TO LIMITATIONS. The limitation set forth in SECTIONS 8.2
            (A) will not apply to EDS's liability to the extent such liability results from a claim under SECTION 8.1(B), nor to amounts due Licensee pursuant to SECTION 2.3(B).

      (d) DUTY TO MITIGATE. Each party has a duty to mitigate the damages that would otherwise be recoverable from the other pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of such damages.

      (e) CONTRACTUAL STATUTE OF LIMITATIONS. No claim and demand for mediation or arbitration or cause of action which arose out of an event or events which occurred more than two years prior to the filing of a demand for mediation or arbitration or suit alleging a claim or cause of action may be asserted by either party against the other.

      (f) ACKNOWLEDGMENT. The Parties expressly acknowledge that the limitations and exclusions set forth in this SECTION 8.2 have been the subject of active and complete negotiation between the Parties and represent the Parties' agreement taking into account each party's level of risk associated with the performance or nonperformance of its obligations under this Agreement and the payments and other benefits to be derived by each party pursuant to this Agreement. The provisions of this SECTION 8.2 will survive the expiration or termination of this Agreement for any reason.


                           ARTICLE IX - MISCELLANEOUS

9.1   OTHER CONFIDENTIAL INFORMATION. In addition to the terms and conditions of
      SECTION 1.4, the parties will comply with the confidentiality obligations set forth in this SECTION 9.1.

      (a) SCOPE OF OBLIGATION. Except as otherwise expressly provided in this Agreement, EDS and Licensee each agree that (i) all information communicated to it by the other and identified as confidential, whether before or after the date hereof, (ii) all information identified as confidential to which it has access in connection with this Agreement, whether before or after the date hereof, and (iii) this Agreement and the parties' rights and obligations hereunder, will be and will be deemed to have been received in confidence and will be used only for purposes of this Agreement, and each of EDS and Licensee agrees to use the same means as it uses to protect its own confidential information, but in no event less than reasonable means, to prevent the disclosure and to protect the confidentiality thereof. No such information will be disclosed by the recipient party without the prior written consent of the other party; provided, however, that each party may disclose this Agreement and the other party's confidential information to those of the recipient party's attorneys, auditors (including the Federal Communications Commission), insurers (if applicable), agents and full time employees who have a need to have access to such information in connection with their employment (or engagement, if applicable) by the recipient party, so long as the recipient party advises each such person of the confidentiality obligations set forth in this SECTION 9.1. In any event, compliance by each of the persons referenced in the preceding sentence with the confidentiality obligations set forth in this SECTION 9.1 will remain the responsibility of the party employing or engaging such persons. The foregoing will not restrict either party from disclosing this Agreement in a filing with the United States Securities and Exchange Commission, if required to do so.

      (b) EXCEPTIONS. The foregoing will not prevent either party from disclosing information that belongs to such party or (i) is already known by the recipient party without an obligation of confidentiality other than under this Agreement, (ii) is publicly known or becomes publicly known through no unauthorized act of the recipient party, (iii) is rightfully received from a third party,
            (iv) is independently developed without use of the other party's confidential information or (v) is disclosed without similar restrictions to a third party by the party owning the confidential information. If confidential information is required to be disclosed pursuant to a requirement of a governmental authority, such confidential information may be disclosed pursuant to such requirement so long as the party required to disclose the confidential information, to the extent possible, provides the other party with timely prior notice of such requirement and coordinates with such other party in an effort to limit the nature and scope of such required disclosure. If confidential information is required to be disclosed in connection with the conduct of any mediation or arbitration proceeding carried out pursuant to ARTICLE VI, such confidential information may be disclosed pursuant to and in accordance with the approval and at the direction of the mediator or arbitrator, as the case may be, conducting such proceeding. Upon written request at the expiration or termination of the License Term for any reason, all documented confidential information (and all copies thereof) owned by the requesting party will be returned to the requesting party or will be destroyed, with written certification thereof being given to the requesting party. The provisions of this SECTION 9.1 will survive the expiration or termination of the License Term for any reason.

9.2 RIGHT TO ENGAGE IN OTHER ACTIVITIES. Nothing in this Agreement will impair EDS' right to acquire, license, market, distribute, develop for itself or others or have others develop for EDS similar technology performing the same or similar functions as the technology and services contemplated by this Agreement.

9.3 INDEPENDENT CONTRACTORS. The parties are independent contractors, and this Agreement will not be construed as constituting either party as partner, joint venturer or fiduciary of the other or to create any other form of legal association that would impose liability on one party for the act or failure to act of the other or as providing either party with the right, power or authority (express or implied) to create any duty or obligation of the other. Except as otherwise expressly provided in this Agreement, each party has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by it pursuant to this Agreement.

9.4 HIRING OF EMPLOYEES. During the License Term and for a period of twelve months thereafter, neither party will solicit, directly or indirectly, for employment nor employ any employee of the other party actively involved in the performance, consumption or evaluation of services under this Agreement without the prior written consent of the other party.

9.5 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits attached hereto, each of which is incorporated into this Agreement by this reference) constitutes the full and complete statement of the agreement of the parties with respect to the subject matter hereof and supersedes any previous agreements, understandings or communications, whether written or oral, relating to such subject matter. The foregoing notwithstanding, Licensee agrees to continue payment of monthly maintenance fees to EDS in accordance with the provisions of that certain IXPLUS License Agreement (as amended) between the parties dated April 23, 1991 until the Installation Date of the Licensed Programs hereunder.

9.6 AMENDMENTS; WAIVER. Changes or modifications to this Agreement may not be made orally, but only by a written amendment or revision signed by the parties. Any terms and conditions varying from this Agreement on any order, invoice or other notification from either party are not binding on the other unless specifically accepted by the other. Unless otherwise expressly provided in this Agreement, a delay or omission by either party to exercise any right or power under this Agreement will not be construed to be a waiver thereof. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof.

9.7 BINDING NATURE; ASSIGNMENT. This Agreement will be binding on the parties and their successors and permitted assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer upon any other person any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). Except in the event of the sale or transfer of all or substantially all of a party's business or assets, neither party may, nor will it have the power to, assign this Agreement, or any part hereof, without the consent of the other. In the event of the sale or transfer of all or substantially all of a party's business or assets, the parties may mutually agree to terminate this Agreement. EDS may subcontract the performance of any portion of this Agreement to a third party so long as EDS remains responsible for such performance.

9.8 COMPLIANCE WITH LAWS. In performing its obligations under this Agreement, neither party will be required to undertake any activity that would conflict with the requirements of any applicable statute, rule, regulation, interpretation, judgment, order or injunction of any Governmental Authority.

9.9 EXPORT REGULATIONS. This Agreement is expressly made subject to any United States government laws, regulations, orders or other restrictions regarding export from the United States of computer hardware, software, technical data or derivatives of such hardware, software or technical data. Notwithstanding anything to the contrary in this Agreement, Licensee will not directly or indirectly export (or reexport) any computer hardware, software, technical data or derivatives of such hardware, software or technical data, or permit the shipment of same: (a) into (or to a national or resident of) Cuba, North Korea, Iran, Iraq, Libya, Syria or any other country to which the United States has embargoed goods; (b) to anyone on the U.S. Treasury Department's List of Specially Designated Nationals, List of Specially Designated Terrorists or List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department's Denied Parties List; or (c) to any country or destination for which the United States government or a United States governmental agency requires an export license or other approval for export without first having obtained such license or other approval. Each party will reasonably cooperate with the other and will provide to the other promptly upon request any end-user certificates, affidavits regarding reexport or other certificates or documents as are reasonably requested to obtain approvals, consents, licenses and/or permits required for any payment or any export or import of products or services under this Agreement. The provisions of this
      SECTION 9.9 will survive the expiration or termination of the License Term for any reason.

9.10 APPROVALS AND SIMILAR ACTIONS. Except as otherwise expressly provided in this Agreement, where agreement, approval, acceptance, consent or similar action is required of either party by any provision of this Agreement, such action will not be unreasonably withheld or delayed. An approval or consent given by a party under this Agreement will not relieve the other party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

9.11 NOTICES. Except as otherwise expressly provided in this Agreement, all notices under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or by courier service, faxed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth in SCHEDULE 9.11. All notices under this Agreement that are addressed as provided in this
      SECTION 9.11, (a) if delivered personally or by courier service, will be deemed given upon delivery, (b) if delivered by facsimile, will be deemed given when electronic confirmation is received by the sending party and
      (c) if delivered by mail in the manner described above, will be deemed given on the fifth business day after the day it is deposited in a regular depository of the United States mail. Either party from time to time may change its address or designee for notification purposes by giving the other party notice of the new address or designee and the date upon which such change will become effective.

9.12 EXCUSED PERFORMANCE. Neither party will be deemed to be in default hereunder, or will be liable to the other, for failure to perform any of its non-monetary obligations under this

      Agreement for any period and to the extent that such failure results from acts or omissions of the other party or third parties, natural disasters, riots, war, civil disorder, court order, labor dispute or any other causes beyond that party's reasonable control (including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines) and which it could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts.

9.13 MEDIA RELEASES. Each party will coordinate with the other regarding any media release, public announcement or similar disclosure relating to this Agreement or its subject matter and will give the other party a reasonable opportunity to review and comment on the content of such release, announcement or disclosure prior to its release. This provision does not alter the restrictions on the disclosure of confidential information set forth in SECTION 9.1 and, subject to SECTION 9.1, will not be construed so as to delay or restrict either party from disclosing any information required to be disclosed in order to comply with any applicable law, rule or regulation. Notwithstanding the foregoing, EDS will have the right to make general references to Licensee and the type of services being provided by EDS to Licensee under this Agreement in EDS' promotional and marketing materials as well as in EDS' oral and visual presentations to prospects.

9.14 CONSTRUCTION RULES. The Article and Section headings used in this Agreement are for convenience of reference only and will not enter into the interpretation hereof. As used in this Agreement, unless otherwise expressly provided to the contrary, (a) any reference to a "Section", "Article" or "Schedule" is a reference to a Section or Article of this Agreement or a Schedule attached to this Agreement, and (b) all references to days, months or years are references to calendar days, months or years. To the extent that the provisions of this Agreement and the Schedules are inconsistent, to the extent possible such provisions will be interpreted so as to make them consistent, and if that is not possible, the provisions of the Schedules will prevail. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired, and such provision will be deemed to be restated to reflect the original intentions of the parties as nearly as possible in accordance with applicable law. The parties agree that this Agreement is an executory contract as contemplated by 11 U.S.C. Section 365. In performing its obligations under this Agreement, neither party will be required to undertake any activity that would conflict with the requirements of any applicable law, rule, regulation, interpretation, judgment, order or injunction of any governmental authority. The parties acknowledge and agree that each has been represented by legal counsel of its choice throughout the negotiation and drafting of this Agreement, that each has participated in the drafting hereof and that this Agreement will not be construed in favor of or against either party solely on the basis of a party's drafting or participation in the drafting of any portion of this Agreement.

9.15 COOPERATION. EDS will cooperate with Licensee in good faith in the performance of EDS' activities contemplated by this Agreement in a proper, timely and efficient manner.

9.16 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.


IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.



      ELECTRONIC DATA SYSTEMS CORPORATION

                  By:  /S/WALTER SCHORTMANN
                  Typed Name:   Walter Schortmann
                  Title:  Vice President, Telecommunications Industry
                  Date:  March 11, 1999


      MATRIX TELECOM, INC.

                  By:   /s/ JOE RENTERIA, JR.
                  Typed Name:  Joe Renteria, Jr.
                  Title:  Vice President, Information Services
                  Date:  March 8, 1999